Boston Therapeutics Appoints Conroy Chi-Heng Cheng and S. Colin Neill to Board of Directors

Anthony D. Squeglia Appointed Chief Financial Officer

MANCHESTER, NH -- (Marketwired - December 04, 2013) - Boston Therapeutics, Inc. (OTCQB: BTHE) ("Boston Therapeutics" or "the Company"), an innovative developer of drugs that address diabetes using complex carbohydrate chemistry, appointed Conroy Chi-Heng Cheng and S. Colin Neill to its Board of Directors, effective immediately. Mr. Neill replaces Mr. Carl Lueders as chair of the Company's Audit Committee. Mr. Lueders left the Board to spend more time with his new business venture. In addition, the Company named Anthony D. Squeglia as Chief Financial Officer.

Mr. Cheng is Director of Advance Pharmaceutical Company, which is headquartered in Hong Kong and has the exclusive right to market and sell the Company's SUGARDOWN® product in China, Hong Kong and Macao. Mr. Cheng is also a significant shareholder in the Company.

Mr. Cheng said, "I believe Boston Therapeutics' drug development initiatives hold tremendous potential to benefit the diabetes community, both in the U.S. and in China, where diabetes rates continue to increase rapidly, as well as around the rest of the globe. As a member of the Board, I look forward to building on my existing relationships with Company management to playing an active role in guiding the Company's success."

Mr. Neill was, most recently, President and Chief Financial Officer of Pharmos Corporation, a biopharmaceutical company engaged in the discovery and development of novel therapeutics to treat a range of metabolic and nervous system disorders. Mr. Neill has held the Chief Financial Officer position at several companies, including publicly held Pharmos and ClinTrials Research, as well as Axonyx and BTR Inc., a U.S. subsidiary of BTR plc. He is a CPA with public accounting experience at Arthur Andersen LLP and Price Waterhouse LLP.

Mr. Neill said, "Boston Therapeutics is pursuing a valuable set of initiatives that hold a tremendous potential benefit for the diabetes community. I am eager to assist in this quest by joining the Board and look forward to working with Company management."

Mr. Squeglia will lead the Company's financial activities, including interactions with capital markets, and public and investor relations. From 2007 to 2012, Mr. Squeglia was the Chief Financial Officer for Galectin Therapeutics and its predecessor company Pro-Pharmaceuticals. Before that, he held executive management positions at several technology companies, including ATT, ITT and Unisys.

Mr. Squeglia said, "Our Company has some very promising drug candidates under development and in clinical trials that address an unmet medical need. Diabetes is a worldwide epidemic. According to the International Diabetes Association, in 2012, it is estimated that there are more than 370 million people with diabetes increasing to more than 550 million people in 2030. I am pleased to be a part of a dedicated team at Boston Therapeutics that is developing drugs that, we believe, will help people with type 2 diabetes to better manage the post-meal elevation of their blood sugar."

David Platt, Ph.D., Chairman of the Board and Chief Executive Officer, Boston Therapeutics, commented, "For the past two years, we have had an excellent working relationship with Conroy and are pleased to have him join our Board. As a strategic partner, he has opened the door to new business opportunities for us in Asia. He has also proven to be one of the biggest supporters of the Company. In addition, we are delighted that Colin has agreed to join us and we will benefit from his vast experience as well. We believe Conroy and Colin's guidance as Board members will help us substantially as we develop business opportunities and further our clinical development of our drug compounds. I would also like to thank Carl for his invaluable service to our Company and wish him well in his new endeavors.

"Tony joined the Company in 2012 and has played an important role in our development. His leadership skills and his hard work and determination make him the ideal candidate for the job," said Platt. Dr. Platt was the acting CFO.

About Boston Therapeutics, Inc.

Boston Therapeutics (OTCQB: BTHE), headquartered in Manchester, NH, is an innovator in designing drugs using complex carbohydrate chemistry. The Company's product pipeline is focused on developing and commercializing therapeutic molecules that address Type 2 diabetes, including: PAZ320, a non-systemic chewable therapeutic compound designed to reduce post-meal glucose elevation, and IPOXYN, an injectable anti-necrosis drug specifically designed to treat lower limb ischemia associated with diabetes. SUGARDOWN® is a non-systemic chewable complex carbohydrate dietary supplement designed for people who would like to better manage their blood sugar. More information is available at www.bostonti.com.

Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as "may," "estimate," "could," "expect" and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others, that our plans, expectations and goals regarding the clinical trials are subject to factors beyond our control and provide no assurance of FDA approval of our drug development plans. Our clinical trials may not produce positive results in a timely fashion, if at all, and any necessary changes during the course of the trial could prove time consuming and costly. We may have difficulty in enrolling candidates for testing, which would affect our estimates regarding timing, and we may not be able to achieve the desired results. Any significant delays or unanticipated costs in the trials could delay obtaining meaningful results from Phase II and/or preparing for Phase III with the current cash on hand.

Upon receipt of FDA approval, we may face competition with other drugs and treatments that are currently approved or those that are currently in development, which could have an adverse effect on our ability to achieve revenues from this proposed indication. Plans regarding development, approval and marketing of any of our drugs, including PAZ320, are subject to change at any time based on the changing needs of our company as determined by management and regulatory agencies. To date, we have incurred operating losses since our inception, and our ability to successfully develop and market drugs may be affected by our ability to manage costs and finance our continuing operations. For a discussion of additional factors affecting our business, see our Annual Report on Form 10-K for the year ended December 31, 2012, and our subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

Contact:

Boston Therapeutics, Inc.
Anthony Squeglia
Chief Financial Officer
Phone: 603-935-9799
Email: anthony.squeglia@bostonti.com
www.bostonti.com